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                                                                     EXHIBIT 4.3

                     FORM OF WARRANT ISSUABLE IN CONNECTION

                          WITH iVILLAGE RIGHTS OFFERING

                               WARRANT TO PURCHASE

                            SHARES OF COMMON STOCK OF

                                  iVILLAGE INC.

                         (Void after December 31, 2004)

Warrant No. ___                                  ________ Shares of Common Stock

                                  iVILLAGE INC.

         1. Issuance. This Warrant is one of a series of multiple warrants issued or issuable by iVILLAGE INC., a Delaware corporation (hereinafter with its successors called the "Company"), pursuant to the rights offering described in the joint proxy statement/prospectus of the Company and Women.com Networks, Inc. included as part of the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission (File No. 33-________).

         2. Purchase Price; Number of Shares. The registered holder of this Warrant (the "Holder"), commencing on the date hereof but subject to the terms of this Warrant, is entitled upon surrender of this Warrant with the subscription form annexed hereto as Attachment A duly executed, at the principal office of the Company, to purchase from the Company up to the number of fully paid and nonassessable shares set forth above (the "Shares") of Common Stock, $0.01 par value per share, of the Company (the "Common Stock") at a price per share (the "Purchase Price") of $0.01 at any time or from time to time up to and including 5:00 p.m. (New York Time) on December 31, 2004 (the "Expiration Date"); provided, however, that the Holder shall have no right to exercise this Warrant unless at the time of exercise the Average Closing Price (as defined below) of the Common Stock exceeds $3.75 (as adjusted for stock splits, stock dividends or other adjustments to Common Stock). Upon receipt of written notice from the Company that the Average Closing Price condition specified above has been satisfied, the Holder shall have thirty (30) days, and only thirty (30) days, to exercise this Warrant; provided, however, that in no event shall this Warrant be exercisable after the Expiration Date. The person or persons in whose name or names any certificate representing shares of Common Stock is issued hereunder shall be deemed to have become the holder of record of the shares represented thereby as at the close of business on the date this Warrant is exercised, whether or not the transfer books of the Company shall be closed.

         For purposes of this Warrant, "Average Closing Price" means (i) if at the applicable time the Common Stock is listed on a national securities exchange or on the over-the-counter market (including The Nasdaq Stock Market), then the average closing price of the Common Stock on any fifteen (15) consecutive trading days on which a share or shares of Common Stock were sold, or if no such shares were sold on such day, then the average of the "bid" and "ask" prices of the Common Stock on such day or (ii) if at the applicable time the Common Stock is not listed on a national securities exchange or on the over-the-counter market, then the fair market value of the Common Stock as determined in good faith by the Board at the time of such exercise.

         3. Payment of Purchase Price. The Purchase Price may be paid in cash or by certified check or wire transfer.

         4. Fractional Shares. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Purchase Price.

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         5. Exercise; Expiration Date. Subject to the provisions of Section 2, this Warrant may be exercised in whole or in part at any time commencing on the date hereof and ending on the Expiration Date and shall be void thereafter.

         6. Reserved Shares; Valid Issuance. The Company covenants that it will at all times from and after the date hereof reserve and keep available such number of its authorized shares of Common Stock of the Company, free from all preemptive or similar rights therein, as will be sufficient to permit the exercise of this Warrant in full. The Company further covenants that such shares as may be issued pursuant to such exercise will, upon issuance, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

         7. Stock Splits and Dividends. If after the date hereof the Company shall subdivide the Common Stock, by stock split or otherwise, or combine the Common Stock, or issue additional shares of Common Stock in payment of a stock dividend on the Common Stock, the number of shares of Common Stock issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination, and the Purchase Price shall forthwith be proportionately decreased in the case of a subdivision or stock dividend, or proportionately increased in the case of a combination.

         8. Mergers and Reclassifications. If after the date hereof the Company shall enter into any Reorganization (as hereinafter defined), then, as a condition of such Reorganization, lawful provisions shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall thereafter have the right to purchase, at a total price not to exceed that payable upon the exercise of this Warrant in full, the kind and amount of shares of stock and other securities and property receivable upon such Reorganization by a holder of the number of shares of Common Stock which might have been purchased by the Holder immediately prior to such Reorganization, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including without limitation, provisions for the adjustment of the Purchase Price and the number of shares issuable hereunder) shall thereafter be applicable in relation to any shares of stock or other securities and property thereafter deliverable upon exercise hereof. For the purposes of this Section 8, the term "Reorganization" shall include without limitation any reclassification, capital reorganization or change of the Common Stock (other than as a result of a subdivision, combination or stock dividend provided for in Section 7 hereof), or any consolidation of the Company with, or merger of the Company into, another corporation or other business organization (other than a merger in which the Company is the surviving corporation and which does not result in any reclassification or change of the outstanding Common Stock), or any sale or conveyance to another corporation or other business organization of all or substantially all of the assets of the Company.

         9. Certain Events; Limitations on Adjustments. If any change in the outstanding Common Stock of the Company or any other event occurs as to which the provisions of Section 7 or Section 8 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of the Holder of the Warrant in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under the Warrant, the Purchase Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder of the Warrant upon exercise for the same aggregate Purchase Price the total number, class and kind of shares as he would have owned had the Warrant been exercised prior to the event and had he continued to hold such shares until after the event requiring adjustment. Notwithstanding the foregoing, no adjustment shall be required unless such adjustment would require an increase or decrease of at least $0.05 in the Purchase Price then subject to adjustment and in no event shall the Purchase Price be reduced below the then-current par value of the Common Stock. Any adjustments that are not made by reason of this Section 10 shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 10 shall be made to the nearest cent.

         10. Certificate of Adjustment. Whenever the Purchase Price is adjusted, as herein provided, the Company shall promptly deliver to the Holder a certificate of the Company's chief financial officer setting forth the Purchase Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

         11. Issue Tax. The issuance of certificates for the Shares upon the exercise of the Warrant shall be made without charge to the Holder of the Warrant for any issue tax (other than any applicable income taxes) in

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respect thereof; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the then Holder of the Warrant being exercised.

         12. Notices of Record Date, Etc. In the event of any

                  (a) taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase, sell or otherwise acquire or dispose of any shares of stock of any class or any other securities or property, or to receive any other right;

                  (b) reclassification of the capital stock of the Company, capital reorganization of the Company, consolidation or merger involving the Company, or sale or conveyance of all or substantially all of its assets; or

                  (c) voluntary or involuntary dissolution, liquidation or winding-up of the Company; then and in each such event the Company will provide or cause to be provided to the Holder a written notice thereof. Such notice shall be provided at least ten (10) business days prior to the date specified in such notice on which any such action is to be taken.

         13. No Voting or Dividend Rights; Limitation of Liability. Nothing contained in this Warrant shall be construed as conferring upon the Holder hereof the right to vote or to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised. No provisions hereof, in the absence of affirmative action by the Holder to purchase Shares, and no mere enumeration herein of the rights or privileges of the Holder hereof, shall give rise to any liability of such Holder for the Purchase Price or as a stockholder of the Company, whether such liability is asserted by the Company or by its creditors.

         14. Amendment. The terms of this Warrant may be amended, modified or waived only with the written consent of the Company and persons holding at least a majority of the Warrants then outstanding.

         15. Notices, Etc.

                  (a) Any notice or written communication required or permitted to be given to the Holder may be given by United States mail, by overnight courier or by facsimile transmission at the address most recently provided by the Holder to the Company or by hand, and shall be deemed received upon the earlier to occur of (i) receipt, (ii) if sent by overnight courier, then on the day after which the same has been delivered to such courier for overnight delivery, or (iii) if sent by United States mail, seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail.

                  (b) In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new warrant of like tenor and denomination and deliver the same (i) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (ii) in lieu of any Warrant lost, stolen or destroyed, upon receipt of an affidavit of the Holder or other evidence reasonably satisfactory to the Company of the loss, theft or destruction of such Warrant.

         16. No Impairment. The Company will not, by amendment of its certificate of incorporation or through any reclassification, capital reorganization, consolidation, merger, sale or conveyance of assets, dissolution, liquidation, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance of performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder.

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         17. Descriptive Headings and Governing Law. The descriptive headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. The provisions and terms of this Warrant shall be governed by and construed in accordance with the internal laws of the State of New York.

         18. Successors and Assigns. This Warrant shall be binding upon the Company's successors and assigns and shall inure to the benefit of the Holder's successors and legal representatives.

Dated:  _______________, 2001     iVILLAGE INC.

                                  By:
                                     -------------------------------------------
                                  Name:
                                       -----------------------------------------
                                  Title:
                                        ----------------------------------------

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                                  Attachment A

                                SUBSCRIPTION FORM

                                                        Date:  _________________

iVillage Inc.
500-512 7th Avenue
New York, NY  10018
Attn:    President

Ladies and Gentlemen:

         The undersigned hereby elects to exercise the warrant issued to it by iVillage Inc. (the "Company") and dated ________________, 2001 (the "Warrant") to purchase ____________________________ shares of the Common Stock of the Company (the "Shares") purchasable thereunder at a purchase price of $0.01 per Share for an aggregate purchase price of $__________ (the "Purchase Price"). Pursuant to the terms of the Warrant the undersigned has delivered the Purchase Price herewith in full in cash or by certified check or wire transfer.

         The certificate(s) for such shares shall be issued in the name of the undersigned or as otherwise indicated below:

                                       Very truly yours,


                                       (name of holder)

                                       By:
                                           -------------------------------------

                                       Name:
                                             -----------------------------------

                                       Title:
                                              ----------------------------------